Exhibit 99.1

Sphere 3D Corp. Provides February 2024 Production and Operation Updates

STAMFORD, Connecticut, March 22, 2024 - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D"), a  Bitcoin mining company operating at an industrial scale, is providing the results of its Bitcoin mining operation for February 2024.

Key Highlights:

  40.3 Bitcoin mined in February, up 15% YoY.
  Month-end operating hash rate was 1.2 EH/s, flat to January due to machine transfers.
  Uptime was 60%.
Metrics[1]	Feb 2023	Jan 2024	Feb 2024
Bitcoin Mined	35.1	61.0	40.3
Bitcoin Sold	41.5	76.4	42.3
Mining Revenue	$0.8 million	$2.6 million	$1.9 million
Bitcoin Holdings*	14.1	25.8	23.8
Deployed Miners	~4,330	~12,300	~12,300
Month End Deployed Hash Rate (EH/s)	0.4 EH/s	1.2 EH/s	1.2 EH/s

*Unaudited [1] Includes Sphere 3D assets temporarily custodied by Gryphon Digital Mining, Inc. under the now-terminated master services agreement.

CEO Comments

"In February 2024, we mined 40.3 Bitcoin, representing a 15% increase year-over-year. We mined fewer Bitcoin because our hosting partner in Springfield, MO was down for the month due to technical issues.  We are pushing them for a resolution.  We are currently in discussions to refresh part of our fleet and are continuing discussions with several potential merger partners. Finally, we are excited to announce that we are working with Fabiano Consulting to assist us with refreshing our fleet and with the M&A process.  We believe that Amanda Fabiano's industry knowledge and crypto acumen is unparalleled," said Patricia Trompeter, CEO "I look forward to the next several months as we work to transform Sphere 3D."

Gryphon Update

As previously disclosed, on October 6, 2023, Sphere 3D terminated, effective immediately, the Master Services Agreement ("MSA") between Sphere 3D and Gryphon Digital Mining, Inc. ("Gryphon"), dated August 10, 2021, as amended on December 29, 2021. The termination of the MSA is expected to result in an additional 22.5% in gross profit.

In November 2023, Gryphon indicated, through its counsel, that upon receipt of certain information it would remit outstanding proceeds, less fees and expenses, generated under the MSA that Sphere 3D asserts is currently held by Gryphon on behalf of Sphere 3D, and which Sphere 3D believes amounts to approximately 21.6 bitcoin or approximately $1.3 million, at February 29, 2024, before factoring in fees and expenses. Sphere 3D believes it has sent the requested information.

On March 19, 2024, Sphere 3D filed a conversion claim with the Southern District of New York to secure the return of Sphere 3D's bitcoin held from Gryphon.  On March 21, 2024, Gryphon returned cash of $1.2MM to Sphere 3D that it was previously holding in custody.  Sphere 3D is presently evaluating the return and whether it will continue to prosecute the conversion action.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a cryptocurrency miner with more than a decade of proven enterprise data-services expertise. Sphere 3D is growing its industrial-scale Bitcoin mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about Sphere 3D, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K, Form 10-Q and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com